Employment Agreement

This Employment Agreement (this "Agreement") is made effective as of January 01, 2023, by and between Novusterra Inc ("Novusterra") of 12115 Visionary Way, Suite 174, Fishers, Indiana, 46038, and Joshua D. Brumbaugh (the "Employee").

A. Novusterra Inc desires Joshua D. Brumbaugh to become its Chief Financial Officer.
B. Joshua D. Brumbaugh is willing to be employed by Novusterra Inc as their Chief Financial Officer.

Therefore, the parties agree as follows:

EMPLOYMENT. Novusterra shall employ Joshua D. Brumbaugh as Chief Financial Officer. He shall provide Novusterra duties as customarily associated with such position. He accepts and agrees to such employment, and agrees to be subject to the general supervision, advice, and direction of Novusterra and Novusterra's Board of Directors. Joshua D. Brumbaugh shall also perform such other duties as are customarily required by someone holding this position.

BEST EFFORTS OF EMPLOYEE. Joshua D. Brumbaugh agrees to perform faithfully, industriously, and to the best of his ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement.

COMPENSATION OF EMPLOYEE. As compensation for the services provided by Joshua D. Brumbaugh under this Agreement, Novusterra will pay him an annual salary of $100,000.00 payable monthly on the last day of each month. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Joshua D. Brumbaugh shall be entitled to payments for periods or partial periods that occurred before the date of termination and for which Joshua D. Brumbaugh has not yet been paid.

EXPENSE REIMBURSEMENT. Novusterra will reimburse Joshua D. Brumbaugh for "out-of-pocket" expenses incurred in accordance with Novusterra's policies in effect from time to time.

BENEFITS. Joshua D. Brumbaugh shall be entitled to all employment benefits that are instituted by Novusterra. This includes but is not limited to, participation in all Company and Employee stock option plans, personal leave, sick leave, vacation, health insurance, disability insurance, tuition, repayment of student loans, indemnification, and life insurance as provided by Novusterra's policies in effect from time to time.

Novusterra in its sole discretion may, from time to time, award Joshua D. Brumbaugh a cash bonus (“Bonus”).
Novusterra in its sole discretion may, from time to time, award Joshua D. Brumaugh the option to purchase shares of the Employers capital stock (the Stock).

TERM/TERMINATION. Joshua D. Brumbaugh's employment under this Agreement shall be for an unspecified term on an "at will" basis. This Agreement may be terminated by Novusterra upon 30 days written notice, and by Joshua D. Brumbaugh upon 30 days written notice.

TERMINATION FOR DISABILITY. Novusterra shall have the option to terminate this Agreement if the employee becomes permanently disabled and can no longer perform the essential functions of the position with reasonable accommodation. Novusterra shall exercise this option by giving 60 days written notice to Joshua D. Brumbaugh.

COMPLIANCE WITH EMPLOYER'S RULES. The employee agrees to comply with all of the rules and regulations of Novusterra.

RETURN OF PROPERTY. Upon termination of this Agreement, the employee shall deliver to Novusterra all property which is Novusterra's property or related to Novusterra's business (including keys, records, notes, data, memoranda, models, and equipment) that is in his possession or under his control. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by the employee.

NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

Employer: Novusterra Inc
Gregory Jensen, CEO
12115 Visionary Way, Suite 174
Fishers, Indiana 46038
or via email at: GQJ@Novusterrainc.com

Executive: Joshua D. Brumbaugh
12115 Visionary Way, Suite 174
Fishers, IN 46038
or via email at: JDB@Novusterrainc.com

Either party may change Such addresses from time to time by providing written notice in the manner set forth above.

BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors, and assigns. In the event Novusterra is acquired, is a non-surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of the Employee are personal and may not be assigned by him.

ENTIRE AGREEMENT. This Agreement contains the parties' entire agreement and there are no other promises or conditions in any other agreement, whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Indiana.

SIGNATORIES. This Agreement shall be executed on behalf of Novusterra by Gregory Jensen and Joshua D. Brumbaugh. The Agreement shall be effective as of the date first written above.

EMPLOYER:
Novusterra Inc
CEO

By: Greg Jensen　　　Date: January 1,2023

Gregory Jensen
CEO

AGREED TO AND ACCEPTED.

EXECUTIVE:

By: Josh Brumbaugh　　　Date: January 1, 2023

Joshua D. Brumbaugh